Exhibit 99.01

Press Release	Source: Diamond Foods, Inc.
Diamond Foods Reports Fiscal 2006 First Quarter Results
•      North American Retail Sales Increase 20%
•      Emerald Snack Sales Double to Nearly $10 Million
•      Company Reiterates FY2006 Guidance
•      Conference Call Tomorrow at 8:00 a.m. Pacific Time
STOCKTON, Calif., Dec. 6 /PRNewswire-FirstCall/ — Diamond Foods, Inc. (Nasdaq: DMND — News), a leading branded food company specializing in processing, marketing and distributing culinary and snack nuts under the Diamond of California and Emerald of California brands, today reported financial results for its fiscal 2006 first quarter ended October 31, 2005. As compared to the quarter ended October 31, 2004, net sales grew 3.1% to $178.1 million, and North American retail sales increased 20.3%. GAAP diluted earnings per share (EPS) was $0.26, and non-GAAP diluted EPS was $0.37. Non-GAAP EPS excludes a previously disclosed one time charge to cost of sales as a result of Diamond’s conversion from a cooperative to a public company. This charge relates to the company’s use of net realizable value accounting for certain inventories prior to August 1, 2005. Further details are provided under the heading “Use of Non-GAAP Financial Measures.” EPS is not presented for the comparable 2004 period since the Company was a cooperative association consisting only of member interests and there were no shares outstanding.
“The fiscal year is off to a strong start,” said Michael J. Mendes, President and CEO. “Our North American retail channel generated strong, 20% revenue growth, particularly the Emerald product line, which achieved an increase in revenue of approximately 150% from last year’s first quarter to nearly $10 million. The performance in the retail channel was especially impressive given the previously announced late harvest of the 2005 walnut crop, which resulted in approximately $5 million of shipments being delayed until after October 31, 2005. Substantially all of these shipments were sales to the North American retail channel, particularly inshell and culinary products. Virtually all of these delayed sales shipped early in the second fiscal quarter.”
“Despite this late crop, we still shipped a quarter record of $178.1 million and earned $0.37 per share on a non-GAAP basis while continuing to invest in our businesses, especially Emerald,” continued Mendes.
Recent Financial and Corporate Development Highlights
•	Achieved net sales of $178.1 million for the fiscal first quarter.

•	Generated 20% growth in North American retail sales to $107.3 million. North American retail sales represent sales of Diamond’s culinary, snack and inshell products in the North American retail channel.

•	Achieved 147% growth in snack sales.

•	Earned $0.26 per share on a GAAP basis and $0.37 on a non-GAAP basis.

•	Received initial orders for Emerald products for the club channel.

Fiscal 2006 Outlook
“We are reiterating our fiscal 2006 guidance that we provided in October,” added Seth Halio, Executive Vice President and Chief Financial Officer. “We expect North American retail sales growth of 25% to 30% for the year, overall sales growth of 5% to 10%, and non-GAAP EPS in the range of $0.74 to $0.80, including the after-tax effect of stock-based compensation charged to operations of $0.10 to $0.13 per share. This estimate of non-GAAP EPS excludes the effect of the previously announced one-time after-tax charge of approximately $0.11 per share in the first quarter resulting from the conversion and the use of net realizable value accounting for certain inventories acquired prior to August 1, 2005.”
Financial Results
Gross margin as a percentage of net sales was 12.8% and 14.3% for the quarters ended October 31, 2005 and 2004, respectively (fiscal 2005 data is presented on a supplemental basis, as discussed below.) Excluding the effect on cost of sales of the one time charge described above, non-GAAP gross margin for the quarter ended October 31, 2005 was 14.4%.
Selling, general and administrative expenses for the quarter ended October 31, 2005 increased to $9.2 million from $8.0 million from the comparable prior year quarter. Selling, general and administrative expenses as a percentage of net sales were 5.2% compared to 4.6% in 2004. Selling, general and administrative expenses for the 2005 quarter included stock-based compensation charges of $0.8 million. There was no such charge for the prior year quarter. Advertising costs for the quarter declined to $6.6 million from $9.7 million due to the timing of certain advertising programs related to the national launch of Emerald in the quarter ended October 31, 2004.
Net interest expense for the quarter decreased to $0.1 million from $1.0 million, reflecting lower borrowings due to repayment of indebtedness and utilization of cash from the July 2005 initial public offering to fund working capital requirements.
As of October 31, 2005, Diamond had approximately $25.0 million in cash and cash equivalents, no short-term bank borrowings, and 15.6 million common shares issued and outstanding.
Conference Call
Diamond will host a conference call and webcast tomorrow, December 7, 2005 at 8 a.m. Pacific Time to discuss fiscal first quarter 2006 results and recent corporate developments. The dial-in number for the conference call is 800-218-0204 for domestic participants and 303-262-2140 for international participants.
A taped replay of the conference call will be available beginning approximately one hour after the call’s conclusion, will remain available through December 14, 2005 at midnight Pacific Time, and can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers, both using passcode 11044906#. To access the live webcast of the call, go to the Diamond Foods website at http://www.diamondfoods.com/. An archived webcast will also be available at http://www.diamondfoods.com/.
Financial Statements
Diamond’s financial results for the quarters ended October 31, 2005 and 2004 were as follows (in thousands, except per share amounts):

	Quarter ended October 31,
	2005	2004*
	(unaudited)
Net sales and other revenues	$178,060	$172,758
Patronage inventory at beginning of period		(101,403)
Patronage inventory at end of period		203,846

Net sales (2005)/Gross marketing pool proceeds (2004)	178,060	275,201
Cost of sales	152,479	65,976
Cost of sales-NRV amount	2,770	—

Total cost of sales	155,249	65,976
Gross margin (2005)/Proceeds before operating expenses (2004)	22,811	209,225
Operating expenses:
Selling, general and administrative (includes $782 of stock-based compensation in 2005)	9,190	7,984
Advertising	6,594	9,655

Total operating expenses	15,784	17,639

Income from operations (2005)/ Operating proceeds (2004)	7,027	191,586
Interest, net	24	1,041
Conversion costs	—	26
Other	213	—

Income before income tax expense (2005)/Proceeds before income tax expense (2004)	6,790	190,519
Income tax expense (benefit)	2,716	(774)

Net income (2005)/ Net proceeds (2004)	$4,074	$191,293

Earnings per share:
Basic	$0.26
Fully-diluted	$0.26

Shares used to compute earnings per share:
Basic	15,556
Fully-diluted	15,634
* Diamond conducted its business as an agricultural cooperative association prior to its initial public offering in July 2005. The financial statements for the quarter ended October 31, 2004 include a statement of net proceeds prepared in accordance with GAAP for agricultural cooperative associations, rather than a statement of operations. Net proceeds are amounts distributable to member growers, and include net income or loss from sales of nuts other than walnuts. Net proceeds do not include any deduction for the cost of member walnuts sold during the period. Subsequent to July 31, 2005, Diamond’s financial statements are prepared in accordance with GAAP for companies that are not cooperative associations and include the cost of all walnuts sold as part of cost of sales. EPS is not presented for 2004 since the cooperative association consisted only of member interests and there were no shares outstanding.
Net sales and other revenues by product line were (in thousands):

	Quarter ended October 31,
	2005	2004
Culinary	$66,152	$56,453
Snack	9,970	4,045
In-shell	31,208	28,695

Total North American Retail	107,330	89,193
North American Ingredient/Food Service	24,536	29,016
International	45,008	53,687
Other	1,186	862
	$178,060	$172,758

Supplemental and Non-GAAP Financial Information
Diamond has provided the following non-GAAP financial information for the quarter ended October 31, 2005 which excludes a one-time charge to cost of sales as a result of the conversion from a cooperative to a public company in July 2005. This charge relates to the company’s use of net realizable value (NRV) accounting for certain inventories acquired prior to August 1, 2005. Starting August 1, 2005 Diamond began using the lower of cost or market method of valuing walnut inventories acquired subsequent to that date. As a result of using NRV accounting for certain inventories through July 31, 2005, these inventories were valued higher than they would have been under the lower of cost or market method. Therefore, the amount charged to cost of goods sold was higher as these inventories were sold.
Furthermore, beginning August 1, 2005, Diamond’s cost basis for walnuts is the price it pays for walnuts. For the quarter ended October 31, 2004, the following supplemental financial information, including estimated walnut acquisition costs, is presented for purposes of comparing Diamond’s financial results in 2005 to 2004. Estimated walnut acquisition costs are based on the “field price” reported by the California Statistical Office of the USDA National Agricultural Statistics Service, or CASS, for each related crop year. Diamond believes this information is the only available measure of industry-wide walnut acquisition costs. Diamond cannot determine an actual cost basis for walnuts acquired and sold in historical periods. In addition, Diamond:
•	is unable to determine retroactively what it would have paid for walnuts in prior years had it not been a cooperative;

•	is unable to determine whether what it would have paid for walnuts would approximate amounts paid to other growers by other processors as reflected in the CASS statistics;

•	is limited by the level of detail provided by the CASS statistics; and

•	cannot ensure that the cost of sales amounts implied by the CASS statistics are representative of future cost of sales amounts.
Diamond has not undertaken any effort to validate the accuracy of the CASS statistics.

	Quarter ended October 31,
	2005	2004
	(non-GAAP)	(supplemental)
(in thousands)	(unaudited)
Net sales and other revenues	$178,060	$172,758
Cost of sales	152,479	148,035

Gross margin	25,581	24,723

Operating expenses:
Selling, general and administrative	9,190	7,984
Advertising	6,594	9,655

Total operating expenses	15,784	17,639

Operating income	9,797	7,084
Interest expense	24	1,041
Other expense	213	26

Income before income tax expense	$9,560	$6,017

Reconciliation of GAAP to non-GAAP and supplemental information (in thousands, except per share amounts)

	Quarter ended October 31,
	2005	2004
GAAP cost of sales	$155,249	$65,976

Adjustment to remove one time impact of accounting for certain inventories on NRV basis	(2,770)

Adjustment to convert walnut inventories from crop year pool and NRV accounting to cost basis accounting and to record estimated walnut cost of goods sold		82,059

Non-GAAP/supplemental cost of sales	$152,479	$148,035

GAAP income before income tax expense	$6,790

Adjustment to remove one time impact of accounting for certain inventories on NRV basis	2,770

Non-GAAP income before income tax expense	9,560
Non-GAAP income tax expense	3,824

Non-GAAP net income	$5,736

Non-GAAP earnings per share-fully diluted	$0.37
Shares used in computing non-GAAP earnings per share-fully diluted	15,634
About non-GAAP financial measures: Diamond uses non-GAAP and supplemental financial information to supplement its consolidated financial statements presented in accordance with GAAP. However this presentation is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. Diamond’s management believes that this supplemental financial information is useful to investors because Diamond’s financial statements for periods after July 31, 2005 include walnut acquisition costs that were not included in its financial statements for earlier periods. Accordingly, gross margins after this date will be materially different than those reported in the historical cooperative financial statements. Additionally, Diamond presented non-GAAP financial information for the quarter ended October 31, 2005 to exclude the one-time charge related to its conversion from a cooperative and change from NRV accounting since it will not recur in the future. Providing this non-GAAP and supplemental financial information gives investors a basis to compare historical financial results to future financial results.
“Safe Harbor” Statement: Statements in this press release relating to Diamond’s business outlook and financial guidance are “forward-looking statements” and are subject to many risks and uncertainties that could cause actual results to differ materially from expectations. We presently consider the following to be among the important factors that could cause actual results to differ materially from expectations: (1) Product recalls or concerns with safety and quality of food products could harm sales or cause consumers to avoid our products. (2) Our raw materials are subject to fluctuations in availability and price, and supply shortages and/or price increases could hurt our profitability. (3) We face intense competition from national and regional competitors, including in the snack food industry, and if we cannot compete effectively, we may lose customers or suffer reduced sales. (4) We depend on a few significant customers for a large proportion of our sales, and the loss of any of these customers or material decrease in their purchases could result in decreased sales. (5) Changes in the food industry, including dietary trends and consumer preferences, could reduce sales of our products. (6) Since we conduct a substantial amount of business outside the U.S., we are subject to special risks which could reduce our sales and disrupt supplies, including local economic and political conditions, trade restrictions, changing regulatory requirements, currency rate fluctuations and natural disasters limiting supply of nuts purchased abroad. (7) We expect costs associated with product processing and transportation, such as fuel, electricity, water and natural gas, to increase, which could reduce our margins and profitability. A detailed discussion of these factors and other risks that affect our business is contained in our SEC filings, including our Annual Report on Form 10-K, filed with the SEC, particularly under the heading “Risk Factors.” Copies of our SEC filings are available online from the SEC or by contacting Diamond’s Investor Relations representatives at 415-896-6820 or by clicking on Investor Relations on Diamond’s website at http://www.diamondfoods.com/. All information in this release is current as of the date of this release. Diamond undertakes no duty to update any statement in light of new information or future events.
About Diamond
Diamond is a leading branded food company specializing in processing, marketing and distributing culinary and snack nuts under the Diamond of California and Emerald of California brands. Diamond’s products include walnuts, pine nuts, pecans, peanuts, macadamia nuts, hazelnuts, cashews, Brazil nuts and almonds.